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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE



                    NEOTHERAPEUTICS ANNOUNCES EQUITY-BASED LINE OF CREDIT


IRVINE, California - April 1, 1998 - NeoTherapeutics, Inc. (NASDAQ: NEOT and NEOTW) announced today that the Company has secured an equity-based $15 million line of credit, with a single institutional investor, primarily for testing of its lead compound, AIT-082, and the development of other key technology. AIT-082 is currently in Phase I clinical trials as a potential treatment for Alzheimer's disease.

Under this privately-placed equity offering, NeoTherapeutics has the right, subject to certain conditions, to draw up to $15 million cash in exchange for NeoTherapeutics common stock. "This is an important and unique strategic funding for the Company, as it provides us with significant cash reserves to continue testing AIT-082. Essentially, it allows us to fund our testing on an on-going basis and assures us that the funds will be available when needed," said Dr. Alvin Glasky, Chief Executive Officer of NeoTherapeutics. "Entering into this agreement also provides us with greater flexibility by strengthening our financial position as we evaluate our other products in development."

Samuel Gulko, CFO, commented, "This financing will allow NeoTherapeutics to continue to execute its business plan and accelerate our product development timetable. Coupled with existing cash reserves, this innovative structure gives NeoTherapeutics the ability to take advantage of potentially favorable market conditions. Further, it protects our shareholders by leaving the timing and amount of the draw to the discretion of NeoTherapeutics".

The equity line will remain available for a period of 30 months, and the decision to draw any funds and the timing and amount for any such draw is solely at the Company's discretion, subject to the satisfaction of certain conditions, including the registration of the shares, which will be issued at a 12% discount to the then current market price.

AIT-082, NeoTherapeutics' lead compound for Alzheimer's disease, is believed by the Company to be the first orally active drug to enter human clinical trials that is specifically designed to address the issue of nerve regeneration. AIT-082 has been in Phase I clinical trials since March 1997 and plans are being made to conduct the first Phase II human study this summer.


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In pre-clinical testing, AIT-082 has been demonstrated to reduce, delay or prevent memory deficits in animals. In addition, AIT-082 has shown in laboratory and animal studies to induce the production of three neurotrophic factors, NGF, NT-3 and bFGF. These three factors have been reported to induce the multiplication and functional maturation of cholinergic neurons, those known to die in Alzheimer's disease.


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NeoTherapeutics Announces Equity-Based Line of Credit
April 1, 1998
Page Two



NeoTherapeutics, Inc., based in Irvine, CA, is a publicly traded biopharmaceutical company dedicated to the discovery and development of drugs that act on the central nervous system to repair nerve cells and treat neurodegenerative diseases and conditions such as Alzheimer's disease, memory deficits associated with aging, spinal cord injury, Parkinson's disease, stroke and migraine. NeoTherapeutics' products are orally administered and based on patented technologies.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the biological activity, side effect profile and efficacy of AIT-082, the early stage of product development, the initiation and completion of additional clinical trials and the dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

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SOURCE: NEOTHERAPEUTICS, INC.
Contact:   Carol Hess                   Bob Ferris
           Investor Relations           President, Investor & Corp. Relations
           NeoTherapeutics, Inc.        Ruder-Finn, Inc.
           Tel:  714-788-6700           Tel:  212-715-1574
           Fax: 714-788-6706            Fax: 212-715-1660



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